Securities and Exchange Commission
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 6, 2014

NORTHEAST AUTOMOTIVE HOLDINGS, INC.
(Name of Registrant as specified in its charter)

Nevada	000-51997	65-0637308
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

51 Wooster Street
New York, NY 10013
(646) 490-8169
 (Address and telephone number of principal executive offices)

2174 Hewlett Avenue, Suite 206
Merrick, NY 11566
(Former name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements regarding our company that include, but are not limited to, any perceived benefits as the result of the merger agreement referenced herein; any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new services or developments; any statements regarding future economic conditions or performance; any statements or belief; and any statements of assumptions underlying any of the foregoing. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by us. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “potential,” “believes,” “seeks,” “hopes,” “estimates,” “should,” “may,” “will,” “with a view to” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict.

These forward-looking statements involve various risks and uncertainties. Although we believe our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in [“Risk Factors,”] “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business” and other sections in this report. You should read this report and the documents we refer to thoroughly with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this report include additional factors which could adversely impact our business and financial performance.

The forward-looking statements made in this report relate only to events or information as of the date on which the statements are made in this report. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this report and the documents we refer to in this report and have filed as exhibits to this report completely and with the understanding that our actual future results may be materially different from what we expect.

Item 2.01 Completion of Acquisition or Disposition of Assets.

OVERVIEW

As used in this report, unless otherwise indicated, the terms “we”, "us", “our”, “company” and “NEAU” refer to Northeast Automotive Holdings, Inc., a corporation whose shares trade on the OTC Market under the symbol NEAU ("Northeast Automotive"). Our subsidiary is Kogeto, Inc., a Delaware corporation (“Kogeto”).
Our shares of common stock, par value $0.001 per share, are referred to herein as our "shares".

On January 6, 2014, we (i) closed a merger transaction, described below, pursuant to which our company became the 100% shareholder of Kogeto, and (ii) assumed the operations of Kogeto. We refer to the transactions contemplated by the Merger Agreement as the “Merger."

PRINCIPAL TERMS OF THE MERGER

Pursuant to the Agreement and Plan of Merger by and between the company, Kogeto Acquisition Corp., a wholly owned subsidiary of the company and Kogeto, Inc., we acquired 100% of Kogeto’s issued and outstanding capital stock via a merger between Kogeto Acquisition Corp, a newly formed Delaware corporation which was our wholly owned subsidiary and, making Kogeto a wholly-owned subsidiary of our company. In consideration for Merger, we issued the stockholders of Kogeto a total of 24,357,088 newly issued shares of our common stock. There was no prior relationship between our company and any of our affiliates, on the one hand, and the Kogeto stockholders and any of their affiliates on the other.

Also, on January 6, 2014, we acquired all of the outstanding membership interests of Kogeto Lucy, LLC from Jeff Glasse its sole member in exchange for the issuance of 1,000 newly issued shares of our common stock. As a result, Kogeto Lucy, LLC also became a wholly-owned subsidiary of our company. There was no prior relationship between our company and Jeff Glasse and any of his affiliates, on the other.

The closing of the Merger was conditioned upon, among other things, our conducting a private placement of our common shares and warrants in the aggregate principal amount of at least $2,000,000, prior to the closing, which we refer to as the “Private Placement”. We successfully completed the Private Placement, which is described in more detail below under the heading "Private Placement".

Immediately after the closing of the Merger and the Private Placement, we had outstanding 35,992,002 shares of common stock and warrants to purchase 1,428,571 shares of common stock at an exercise price of $0.32 share which were issued in connection with the Private Placement. We had no shares of preferred stock or options outstanding.

Simultaneously with the closing of the Merger, we also acquired Kogeto Lucy, LLC, a New York limited liability company from Jeff Glasse, our new Chief Executive Officer in exchange for the issuance of 1,000 newly issued shares of our common stock, making Kogeto Lucy, LLC a wholly-owned subsidiary of our company.

Our common shares are currently traded on the Over-the-Counter Market under the symbol "NEAU". The transactions contemplated by the Merger Agreement were intended to be a “tax-free” reorganization pursuant to the provisions of Section 351 of the Internal Revenue Code of 1986, as amended.

THE PRIVATE PLACEMENT

On December 31, 2013, in anticipation of the closing of the Merger, we completed the Private Placement. Pursuant to a Securities Purchase Agreement entered into with the investors, we sold an aggregate of 7,142,857 newly issued shares of our common stock at $0.28 per share, for aggregate gross proceeds of approximately $2.0 million. The investors in the Private Placement also received warrants to purchase up to 1,428,571 shares at a price of $0.32 per share. The gross proceeds of the Private Placement included the conversion of $450,000 in bridge financing previously received by Kogeto, Inc. into shares of our common stock. After commissions, fees and expenses, we received net proceeds of approximately $1,387,250 million in the private placement as well as the cancellation of $450,000 in bridge promissory notes.

KOGETO’S BUSINESS

Overview

Kogeto was formed as a limited liability company in New York in 2010 and was converted into a corporation in Delaware in June 2011. The company’s mission is to bring the transformative power of panoramic (360º) video to a wide audience, creating integrated technologies that enable average people without camera operator skills to capture and share unscripted, dynamic events around them. In December of 2010, we started selling our first panoramic video camera product, known as “Lucy™”. Lucy is aimed primarily at the education space and sold exclusively through Teachscape, a major distributor of products for the education market as part of its Teachscape Reflect online professional development platform1.

Kogeto’s hardware, software and web service products have been or will be geared towards the following markets

•	Retail (consumer)
•	Education
•	Military
•	Security
•	Video conferencing

The discussion of Kogeto’s business below reflects both Kogeto’s existing business and intended changes to the business.

Our Product Line

Kogeto’s product strategy is built around our integrated hardware/software/web services platform that seamlessly provides our customers with unparalleled panoramic capture services.
________________________
1 Teachscape Website: http://www.teachscape.com/products/reflect/how-it-works/camera-options

Kogeto Integrated hardware/software/web services platform

At the heart of this ecosystem is an intuitive, scalable web platform which supports all kogeto hardware and software, providing both direct-to-consumer solution as well as a powerful back end for business-to-business solutions.

Kogeto currently derives all revenues from sales of its professional and consumer-grade panoramic capture devices and accessories. These devices make use of the above-mentioned Kogeto software and web services, which are included in the sale of the product.

Lucy
Lucy is our professional-grade panoramic video capture solution, used primarily as part of Teachscape’s Reflect professional development suite, Combining two high-definition digital video cameras and two wireless rechargeable microphones, Lucy enables educators to easily capture 360-degree panoramic videos of classroom teaching.

Lucy S
Lucy S is our more portable general purpose production capture solution. Used backstage at The Ellen Degeneres Show and Brand X with Russel Brand, Lucy S can be deployed in any environment in which a professional cameraman would normally be required.

Dot for iPhone
More than a lens for your iPhone (and soon Android phone), Dot is a fast and fun way to shoot fully- interactive 360º video you can share instantly with your friends online. Just snap Dot on your phone 4/4s/5, shoot a panoramic video (we call them "Dotspots"), then post to facebook, twitter, or kogeto.com.

Our 2013 revision to Dot will add greater resolution, more flexible shooting options, and compatibility with a wider variety of capture devices.

Dot for Galaxy S4 (shipping Q4 2013)	In 2013 Kogeto is excited to be bringing Dot to the Android platform. While we will start with the top-selling Samsung Galaxy S4, we anticipate bringing Dot to a wide variety of Android Devices.
Joey (shipping Q1 2014)
Joey combines the professional power of our Lucy cameras with the portability and reasonable price point of Dot.

Building on our years in developing hardware, software and web services, Joey provides a top-to bottom panoramic capture solution that is flexible, portable, and affordable. Based upon ongoing work with the Bill and Melinda Gates Foundation, Joey combines the ability to capture traditional video and regular video from multiple sources.

Dot®

Kogeto’s flagship product is “Dot®”, a 360° camera lens that attaches to Apple’s iPhone 4, 4S and 5 via a simple proprietary bracket which is included in the package. When combined with our iPhone app which enables video capture, playback and viewing, Dot delivers immersive 360° panoramic videography to consumers and businesses. An integrated web service provides single-click online sharing via email, social networks like Facebook and Twitter, as well as third party web platforms. Dot’s patent-pending compact catadioptric optical system is also anti-reflection coated for enhanced color fidelity, and removable to allow shipping of a single SKU for all currently shipping iPhones. Funding for the development of our Dot product was raised via a Kickstater proposal, pursuant to which we presold 1,200 Dots.

Our Dot product is carried by many brand name retail outlets including Frys, J&R, B&H and Staples, and most importantly, is sold by Apple in every Apple store. As of July 30, 2013, we have sold over 43,000 Dots.

With the ascent of the Android platform over the past several quarters, Kogeto is excited to be bringing Dot to the Android-based Galaxy S4 in Q4 2013.

Lucy™

Lucy™ is our professional-grade panoramic video capture solution sold primarily as part of Teachscape’s Reflect professional development suite, Combining two high-definition digital video cameras and two wireless rechargeable microphones, Lucy enables educators to easily capture 360-degree panoramic videos of classroom teaching. Initial funding for Lucy was provided by an Agreement for Services with the Colorado Legacy Foundation (CLF) in connection with a grant awarded by the Bill and Melinda Gates Foundation, to provide next-generation capture gear for schools based upon the results of the Measures of Effective Teaching study, for which our Founder and CEO Jeff Glasse designed the panoramic capture gear. As of June 30, 2013, we have shipped a total of 600 Lucys.

Our Lucy S™ product is our more portable general purpose production capture solution. Used backstage at The Ellen Degeneres Show and Brand X with Russel Brand, Lucy S can be easily deployed in any environment in which a professional cameraman would normally be required.

Joey™

Seeing the need for a lower cost panoramic video capture solution, we have developed our Joey™ product which is a fully contained panoramic camera with embedded software and processing capability, which eliminates the need for a laptop or phone. Because Joey is a stand-alone product which communicates via Wifi or Bluetooth, it significantly lowers the overall cost of utilizing a 360º video solution. Joey will be offered in both entry level (utilizing our compact Dot optic) and higher-end (utilizing the bulkier but higher-quality Lucy optical system) models that will provide HD quality at a much more compelling price point than has been previously possible. Both models will support Kogeto’s existing markets (in particular the military and security markets) as well as several new markets in which Dot or Lucy would not be compelling alternatives. We expect to launch sales of Joey in the first quarter of 2014.

Our iCONIC™ Technology

Kogeto’s consumer product Dot is based upon a custom catadioptric system (“iCONIC”) that provides a three-hundred-and-sixty-degree field of view to regular camera sensors. Kogeto’s patent-pending iCONIC design is considerably more compact than competing solutions, and allows our consumer (and emerging business to business) solutions to be more elegant, sleek and attractive.

Hardware Production

All Kogeto products are designed in-house and manufactured at a contract manufacturing facilities in the United States. Our optics are manufactured in New York State. We expect to move some or all of product manufacturing to move to facilities in China within the next twelve to eighteen months. We have already begun production of our first parts (Dot brackets) offshore in 2012 and will accelerate this process in the future.

We believe that by moving production offshore, as well as with increased investment in design, we can increase production capacity of both consumer and professional product lines, while reducing production costs by at least 50%.

B2B Video Production Services

We have recently commenced providing video production services to third parties utilizing our 360º video capture systems. In July, 2013, we completed our first project which was with the Lexus Division of Toyota. Working with Lexus, we produced panoramic content to help launch the new Lexus IS sedan. This content was featured both on the Kogeto website and Lexus social media feeds. The Beyond Performance panoramic video can be found here:

http://kogeto.com/dotspots/MON5UNUHW3MK

Although this was a one-off project which produced only a small amount of revenue, it has opened the door for us to provide similar services to other companies. As a case in point, shortly after the release of the Beyond Performance panoramic video, we were approached by a major South Korean mobile phone manufacturer to discuss collaborating on future panoramic products. These discussions are at an early stage and there can be no assurance that we will be providing services for such manufacturer.

We intend on expanding this high margin, low cost aspect of our business as we invest in further developing our technology.

Revenue Sources

Historically, our revenue has been produced from sales of our hardware products. In the future, we expected to also generate revenue from web services provided to consumers and other professional services, including video production, web development and integration services.

Technology Infrastructure

Kogeto’s web services are built on the scalable Amazon Web Services (together with our own hosted servers) used by Netflix, farmville.com and TMZ.com. Our proprietary web platform, which leverages a powerful open-source engine, has proven to be easily scalable as well as flexible enough to allow rapid development of new features.

Research and Development

Kogeto’s R&D efforts will proceed along three avenues:

Hardware: We will continue to innovate with lower cost, higher resolution, and more compact iCONIC optical designs. We will continue to license third party optics when those optics provide the company with a competitive advantage it would be cost-ineffective to develop in-house. We will also parner with third party hardware manufacturers to widen the addressable market for our iCONIC optic, and develop our own all-in one solutions which bring panoramic capture to a wider audience

Software: We will continue to innovate tools and interfaces for the unassisted capture of immersive experiences, as well as the seamless sharing of these experiences with online platforms, via direct integration with our web services.

Web: We will continue to develop new and more user friendly tools to view, edit and share the experiences captured with kogeto hardware, as well as collaborative tools to drive social adoption in group settings.

Growth Strategy

To date, we have sold into the consumer market primarily through traditional retail channels, with virtually no marketing support. In the coming twelve to eighteen months, we will be revisiting our retail strategy to assess the best retail partners to reduce the amount of inventory which may be “stranded” in unsuccessful retail channels. With additional funding, we also expect to deploy a marketing program which will allow us to drive users directly to our website, which we believe will dramatically increase profit margins. We intend to reinvest any such increased profit back into marketing efforts.

Additionally, we will be expanding our business-to-business sales efforts with the addition of a full time salesperson focused exclusively on the security, military and embedded systems markets. Our marketing and sales strategy is to actively pursue the following market segments in collaboration with key strategic partners:

●	Consumer
●	Security
●	Military
●	Embedded systems
●	Education
●	Robotics
●	Small to medium business video conferencing

Intellectual Property

We protect our intellectual property rights by relying on federal, state and common law rights, as well as contractual restrictions. We controls access to our proprietary technology, in part, by entering into confidentiality and invention assignment agreements with its employees and contractors, and confidentiality agreements with third parties.

In addition to these contractual arrangements, we also rely upon a combination of trade secret, copyright, trademark and trade dress to protect its intellectual property. We pursue the registration of our domain names, trademarks, and service marks in the U.S. Our registered trademarks in the U.S. are Looker®, Dot® and Kogeto®.

As of September 30, 2013, we have filed three patent applications. Two of these are for hardware – our iCONIC optical technology and the specific design of the Dot product – and the remaining patent application is for the online ecosystem for omnidirectional camera systems as currently implemented in our Dotspots platform. We intend on vigorously pursuing these patent applications. As we continue to develop new technologies and we will file additional patent applications accordingly.

Circumstances outside of our control could pose a threat to our intellectual property rights. For example, effective intellectual property protection may not be available in the U.S. or other countries in which our products and solutions are or may in the future be distributed. Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. Also, protecting such intellectual property rights may be costly and time-consuming. Any unauthorized disclosure or use of our intellectual property could make it more expensive to do business and harm operating results.

Companies in the Internet, social media technology, optics and other industries may own large numbers of patents, copyrights, and trademarks and may frequently request license agreements, threaten litigation, or file suit against other companies based on allegations of infringement or other violations of intellectual property rights. There are no such claims against us and none are threatened as of the date of this Report.

Competition

Because the panoramic capture market is new and untested, our competitors are small, modestly funded startups like EyeSee360 and BubblePix. To date, we enjoy a significant head start on both of these companies, having established a retail presence in Apple stores and consulting work with the Bill and Melinda Gates Foundation, as well as early interest from others for a partnership around new products. Our consumer products enjoy much wider consumer mindshare than either GoPano or BubbleScope brands.

We believe that we have several technological and business advantages over our competitors, which explain this early lead. Specifically:

•	A more compact (patent-pending) optical system, allowing for more elegant products
•	A user-centered product culture with rapid and iterative product development cycles
•	A growing stable of IP to protect our innovations
•	Strategic partnerships which both help fund R&D while “battle testing” product designs in the field before deploying to the consumer market
•	Our presence in Manhattan provides us with many serendipitous opportunities for partnership that simply are not available to companies based in Pittsburgh (EyeSee360) or Newcastle, UK (BubblePix)

Government Regulation

We are subject to a number of foreign and domestic laws and regulations that affect companies conducting business on the Internet, many of which are still evolving and could be interpreted in ways that could harm its business. In the U.S. and abroad, laws relating to the liability of providers of online services for activities of their users and other third parties are currently being tested by a number of claims, including actions based on invasion of privacy and other torts, unfair competition, copyright and trademark infringement, and other theories based on the nature and content of the materials searched, the ads posted, or the content provided by users. Any court ruling or other governmental action that imposes liability on providers of online services for the activities of their users and other third parties could harm our business. In addition, rising concern about the use of social networking technologies for illegal conduct, such as the unauthorized dissemination of national security information, money laundering or supporting terrorist activities may in the future produce legislation or other governmental action that could require changes to our products or services, restrict or impose additional costs upon the conduct of our business or cause users to abandon material aspects of its service.

In the area of information security and data protection, many states have passed laws requiring notification to users when there is a security breach for personal data, such as the 2002 amendment to California’s Information Practices Act, or requiring the adoption of minimum information security standards that are often vaguely defined and difficult to practically implement. The costs of compliance with these laws may increase in the future as a result of changes in interpretation. Furthermore, any failure on our part to comply with these laws may subject us to significant liabilities.

We are also subject to federal, state and foreign laws regarding privacy and protection of member data. We post our privacy policy and user agreement on our Kogeto.com website which describe practices concerning the use, transmission and disclosure of member data. Any failure by us to comply with its posted privacy policy or privacy related laws and regulations could result in proceedings against us by governmental authorities or others, which could harm our business. In addition, the interpretation of data protection laws, and their application to the Internet is unclear and in a state of flux. There is a risk that these laws may be interpreted and applied in conflicting ways from state to state, country to country, or region to region, and in a manner that is not consistent with our data protection practices. Complying with these varying international requirements could cause us to incur additional costs and change its business practices. Further, any failure by us to adequately protect its members’ privacy and data could result in a loss of member confidence in our services and ultimately in a loss of members and customers, which could adversely affect our business.

In addition, because our services are accessible worldwide, certain foreign jurisdictions have claimed and others may claim that we are required to comply with their laws, including jurisdictions where we have b no local entity, employees or infrastructure.

Major Customers

During the year ended December 31, 2012, approximately 63% of our net sales were generated from our two largest customers as compared to 69% for the year ended December 31, 2011.

Employees

As of September 30, 2013, we employed [seven] full-time employees. None of our employees are currently represented by a trade union, and we consider our relations with our employees to be good.

Property

Our headquarters are located in 1,000 square feet of leased office space in Manhattan, New York. This lease commenced on February 1, 2013 and expires on January 30, 2015. The annual base rent under the lease, payable on a monthly basis, is $2,950. The lease also provides for an option to renew for an additional term of two years.

Additionally, the company leases desk space month to month in Princeton, NJ as part of our newly launched engineering effort near Princeton University.

Legal Proceedings

We are not currently involved in any legal proceedings.

Item 2.02 Results of Operations and Financial Condition.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion of the financial condition and results of operations of Kogeto and its subsidiaries. This management’s discussion and analysis of financial condition and results of operations should be read in conjunction with our financial statements and the related notes, and the other financial information included in this current report.

Forward-Looking Statements

This filing contains forward-looking statements. The words “anticipated,” “believe,” “expect, “plan,” “intend,” “seek,” “estimate,” “project,” “could,” “may,” and similar expressions are intended to identify forward-looking statements. These statements include, among others, information regarding future operations, future capital expenditures, and future cash flows. Such statements reflect our management’s current views with respect to future events and financial performance and involve risks and uncertainties, including, without limitation, general economic and business conditions, changes in foreign, political, social, and economic conditions, regulatory initiatives and compliance with governmental regulations, the ability to achieve further market penetration and additional customers, and various other matters, many of which are beyond our control. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove to be incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated or otherwise indicated. Consequently, all of the forward-looking statements made in this filing are qualified by these cautionary statements and there can be no assurance of our actual results or developments.

Management Discussion and Analysis

The statements made throughout this report should be read in conjunction with our financial statements and the notes thereto, which are filed as an exhibit to this report and incorporated herein by reference, and other financial information appearing elsewhere in this report. In addition to historical information, the following discussion and other parts of this report contain certain forward-looking information. When used in this discussion, the words, “believes,” “anticipates,” “expects” and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from projected results, due to a number of factors beyond our control. The Company does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized. Readers are also urged to carefully review and consider the various disclosures made by the Company which attempt to advise interested parties of the factors which affect our business, including without limitation, the disclosures made under “Risk Factors”.

The following is a discussion of the financial condition and the combined results of operations of Kogeto, Inc. and Kogeto Lucy, LLC (collectively, the “Company”) and should be read in conjunction with the financial statements and the related notes thereto and other financial information contained elsewhere in this Current Report on Form 8-K.

Critical Accounting Policies and Estimates

The Company’s financial statements are prepared in accordance with generally accepted accounting principles in the United States. The preparation of these financial statements requires the Company to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures. The Company has used significant estimates in its determination of the allowance for sales returns, the valuation allowance for the deferred tax asset, the expected life of productive assets and the value of options granted. The Company evaluates its estimates and assumptions on an ongoing basis. The Company’s estimates are based on historical experience and various other assumptions that the Company believes to be reasonable under the circumstances. The Company’s actual results could differ from these estimates. The Company’s believes the following accounting policies and estimates are most critical to aid in understanding and evaluating our reported financial results.

Revenue Recognition

Revenue is generally recognized upon shipment of products to the customer or retailer, which constitutes delivery, provided that persuasive evidence of an arrangement exists, the fee is fixed or determinable, and collection is reasonably assured. To the extent that one or more of these conditions are not met, revenue is deferred until such time as all four criteria are met.

Accounts Receivable

Accounts receivables are stated at the amount the Company expects to collect. The Company’s terms are typically net 30, although negotiations with vendors can result in more lenient payment or return terms, as necessary to expand sales and enter new markets. To the extent that returns exceed normal levels (9% of sales), the Company adjusts the receivable to reflect the expected payment as soon as the information is learned. The Company has not experienced any uncollectible receivables to date and has therefore not yet recorded any provision for potential bad debt expense.

Taxes

The Company accounts for income taxes under the provisions of Accounting Standards Codification ("ASC") 740 - Income Taxes. ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and the expected future tax benefit to be derived from tax loss and tax credit carry-forwards. ASC 740 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets.

Warranty Costs

The Company offers a standard one-year warranty on Dot cameras. As the Dot does not contain any moving parts, the Company does not experience a high rate of warranty claims. Per the agreement with the manufacturer, our Lucy product’s contract manufacturer handles all repair and warranty claims. Other warranty returns and claims, to the extent costs are not covered by the manufacturing agreement, are expensed as they occur.

Discounts and Price Protection

As part of negotiated agreements with major retailers, the Company will occasionally enter into agreements promising larger than normal discounts and/or price protection against unanticipated price decreases. These discounts are booked as reductions in net revenue.

Reserves for Product Returns and Exchanges

The Company maintains an allowance for sales returns of Dot of 9% of gross sales, which is based upon historical results and specific information from customer accounts.

For certain high volume sales of Dot, particularly for those involving new retailer customers, the Company monitors store stock levels and as necessary, sets aside specific reserves for any estimated returns outside of the general allowance for sales returns.

Promotional Units

Consistent with standard marketing practices in the electronics industry, the Company distributes a number of promotional units of the Dot product for retailer evaluation and in-store demonstration purposes. The expense associated with this activity is considered a selling expense and the promotional units distributed are booked at cost.

Property and Equipment

Property and equipment consist primarily of production molds and equipment associated with the production of Dot. The Company has also purchased computer equipment, furniture and fixtures, which are stated at cost.

Depreciation

Depreciation and amortization are provided using the straight-line method over the estimated useful lives (generally three to seven years) of the related assets, unless considered impaired – see section below.

Capitalized Software Development Costs

The Company incurs costs for the development of software that allows the processing of video images for the camera phone. Such costs are capitalized in accordance with professional standards when such costs relate to the development of new products or the enhancement of existing products for sale. These costs are capitalized from the point in time that technological feasibility has been established, as evidenced by a detailed working program design or a working model, through the point in time that the product is available for general release to customers.

Capitalized software development costs are amortized on a straight-line basis over the estimated economic lives of the products (no longer than three years), which approximate the estimated revenue stream, beginning with the general release to customers. Research and development costs incurred prior to establishing technological feasibility and costs incurred subsequent to general product release to customers are expensed as incurred.

Assets: Inventory

Inventories consist of raw material, work in process, and finished goods. Inventory values are stated at the lower of cost or market utilizing weighted average method. The Company recognizes that technology products such as Dot and Lucy are prone to rapid change and obsolescence. As a result, the Company will periodically establish reserves (against revenue) for potential returns caused in part by product obsolescence, offset in part by a temporary inventory account consistent of those expected returns, less an appropriate liquidation reserve, if judged appropriate or necessary.

 Assets: Impairment

The Company regularly assesses the remaining useful lives of its production assets (including molds and equipment) as well as any capitalized software development and will from time to time adjust or write off the remaining value of such assets on its books. For example, anticipating that future production of the Dot would require new molds and production equipment, the Company judged the equipment impaired and shortened the depreciable lives of the existing production molds and equipment for the Dot so that they would be fully depreciated by December 31, 2012.

Recent Developments and Events

On January 6, 2014, pursuant to the Merger Agreement with Kogeto, Inc.. we acquired 100% of Kogeto’s issued and outstanding capital stock, making Kogeto a wholly-owned subsidiary of our company. In consideration for the Merger, Kogeto, we issued to the Kogeto stockholders a total of 24,357,088 newly issued shares of our common stock. Also, on January 6, 2014, we acquired all of the outstanding membership interests of Kogeto Lucy, LLC from Jeff Glasse its sole member in exchange for the issuance of 1,000 newly issued shares of our common stock. As a result, Kogeto Lucy, LLC also became a wholly-owned subsidiary of our company. There was no prior relationship between our company and any of our affiliates, on the one hand, and the Kogeto stockholders and Jeff Glasse and any of their affiliates, on the other.

On December 31, 2013, in anticipation of the closing of the reverse acquisition, we completed the private placement. Pursuant to a securities purchase agreement entered into with 13 investors, we sold an aggregate of 7,142,857 shares of our common stock at $0.28 per share, for aggregate gross proceeds of approximately $2.0 million. The investors in the private placement also received warrants to purchase 1,428,571 shares of our common stock at a price of $0.32 per shares. The gross proceeds of the Private Placement included the conversion of $450,000 in bridge financing previously received by Kogeto, Inc. into shares of our common stock. After commissions, fees and expenses, we received net proceeds of approximately $1,387,250 million in the private placement as well as the cancellation of $450,000 in bridge promissory notes.

Overview

The Company develops and markets products which provide the ability to capture, record and view 360° video. The Company is focused on development of panoramic hardware, software and web services for the education security and video production markets, as well as targeted consumer applications.

Operating Results for the Nine Months ended September 30, 2012 and September 30, 2013

	Nine Months Ended September 30,
	2013	2012

Net Sales	$436,732	$1,980,155
Cost of Goods Sold	380,020	1,434,935
Gross Profit	56,712	545,220
GP as % of Sales	13.0%	27.5%

Operating Expenses:
Production & Operations	96,504	138,276
Selling & Marketing	118,295	546,810
Research & Development	97,860	337,738
General & Administrative	511,405	701,468
Stock Based Compensation	100,487	136,998
Depreciation & Amortization	9,494	211,548
Total Operating Expenses	934,045	2,072,837

Other Income (expense)	(73,897)	1
Interest Expense	81,972	22,806
Net Profit/(Loss)	$(1,033,200)	$(1,550,422)

Net Sales

Net sales are comprised of revenue received from the sales of our products and services net of returns, refunds, discounts and price protection rebates.

For the nine months ended September 30, 2013, net sales decreased $1,543,000 or 78% to $436,732 compared to the same period in 2012 when net sales were $1,980,155. The decrease was a result of significant reductions in sales of both our Lucy and Dot products primarily due to our inability to complete our next generation of our product lines as a result of lack of financing and a large order for our Lucy product which is currently in production but not yet recognized as revenue pursuant to our accounting policies.

Cost of Goods Sold

Cost of goods includes all of the manufacturing and materials costs of our Dot and Lucy products, plus merchant fees and any fulfillment cost and excluding freight.

Cost of good sold for the nine months ended September 30, 2013 was $380,020 a decrease of $1,543,423 or 74%, from the same period in 2012 due to significant lower sales of both Lucy and Dot which prompted a significant reduction in product manufacturing.

Gross Profit

Gross profit (defined as net sales less cost of good sold) decreased $488,507 or 90% to $56,713 in the nine months ended September 30, 2013 from $545,220 in the same period in 2012. The decrease was a direct result of and in direct proportion to the decrease in revenue and cost of good sold during the period.

Production and Operations Expense

Production and operations expenses are primarily comprised of staffing-related (salary and benefits) costs associated with coordinating production-related activities (ordering, logistics, quality assurance, etc.) for our Lucy and Dot products, including overseeing and managing relationships with third party manufacturers whose costs are included in cost of goods sold.

Production and operations expenses for the nine months ended September 30, 2013 were $96,504, a reduction of $41,772 or 30% from the first nine months of 2012 when production and operation expenses were $138,276. The decrease in production and operations expenses was primarily due to reduced manufacturing activity during the first nine months of 2013, as production of our Dot product was on hold waiting for new versions of the product and production of our Lucy product at lower volume.

Selling and Marketing Expense

Selling and marketing expense is comprised of wages, commissions, freight and general marketing, promotion, advertising expense and public relations costs.

For the nine months ended September 30, 2013, selling and marketing expense decreased $428,000 or 78% to $118,295 from $546,810 during the same period in 2013, as the Company reduced marketing efforts substantially while it sought additional investor funding.

Research and Development Expense

Research and development expense is comprised of wages and outside vendor costs for developing new technology (including software, unless considered for capitalization) associated with developing new versions of our products and associated operating software.

For the nine months ended September 30, 2013, research and development expense declined $239,879 or 71% to $97,860 from $337,738 during the same period in 2012, as the Company generally reduced research and development expenses and focused remaining development efforts on our most promising opportunities while it sought additional investor funding, a less expensive professional product to replace our Lucy product, and web services to support this new hardware.

General and Administrative Expense

General and administrative expenses are comprised of administrative staff, travel and entertainment, insurance and rent, and legal and accounting fees.

For the nine months ended September 30, 2013, general and administrative expenses on a combined basis decreased $190,000 or 27% to $511,405 from $701,468 during the same period in 2012 as general and administrative expenses were reduced to be in line with the reduction in net sales.

Stock Based Compensation Expense

Stock-based compensation expense is comprised of the expense associated with granting stock options to Kogeto, Inc. employees, selected contractors and board members. Stock-based compensation expense is recognized when options vest.

For the nine months ended September 30, 2013, stock option expense decreased $36,511 or 27% to $100,487 from $136,998 in the same period in 2012 as no new stock options were granted during 2013.

Depreciation and Amortization Expense

Depreciation and amortization expense includes depreciation of production and office equipment as well as amortization of any capitalized software.

For the nine months ended September 30, 2013, depreciation and amortization expenses decreased $202,054 or 96% to $9,494 from $211,548 during the same period in 2012 reflecting the Company’s decision to write down production, plant and equipment associated with production of brackets at the end of 2012, leaving a much smaller depreciable asset base for 2013.

Interest Expense

For the nine months ended September 30, 2013, interest expense increased $59,000 or 259% to $81,972 from $22,806 during the same period in 2012 as the Company continued to issue senior convertible debt and senior bridge notes during the 2013 period (with associated interest costs).

Operating Results for the Years ended December 31, 2011 and December 31, 2012

	Years Ended December 31
	2012	2011

Net Sales	$2,158,741	$1,926,735
Cost of Goods Sold	1,561,858	1,298,372
Gross Profit	596,883	628,363
GP as % of Sales	27.6%	32.6%

Operating Expenses:
Production & Operations	182,526	92,972
Selling & Marketing	726,321	429,124
Research & Development	393,087	688,027
General & Administrative	930,213	828,436
Stock Based Compensation	195,711	-
Depreciation & Amortization	441,644	170,211
Total Operating Expenses	2,869,502	2,208,770

Other Income	-	2,139
Interest Expense	34,296	15,271
Net Profit/(Loss)	$(2,306,915)	$(1,593,539)

Net Sales

Net sales are comprised of revenue received from the sales of our products and services net of returns, refunds, discounts and price protection rebates. Net sales for the year ended December 31, 2012 increased approximately $232,000, or 12% to $2,158,741 from $1,926,735 in the year ended December 31, 2011. The increase in net sales was attributable to the doubling of Dot product sales revenue in 2012 from 2011 which was partially offset by a price decrease and a decrease in sales of our Lucy product as a result of general market conditions in the education market.

Cost of Goods Sold

Cost of goods includes all of the manufacturing and materials costs of our Dot and Lucy products, plus merchant fees and any fulfilment cost and excluding freight.

Cost of good sold for the year ended December 31, 2012, was $1,561,858 an increase of $263,486 or 20% over the same period in 2011 due to significant increase in net sales of our Dot product, costs associated with adapting the existing Dot units from the iPhone 4/4s to iPhone 5, and new packaging for the Dot product containing two brackets for both the iPhone 4/4s and iPhone 5.

Gross Profit

Gross profit (defined as net sales less cost of good sold) decreased from $628,363 in the year ended December 31, 2011 to $596,883 in the year ended December 31, 2012, a decrease of $31,480 or 5%, as the growth in net sales was more than offset by a larger growth in cost of goods sold. Likewise, gross profit margin decreased from 32.6% in 2011 to 27.6% in 2012.

Production and Operations

Production and operations expenses are primarily comprised of staffing-related (salary and benefits) costs associated with coordinating production-related activities (ordering, logistics, quality assurance, etc.) for our products, including overseeing and managing relationships with third party manufacturers whose costs are included in cost of goods sold.

Production and operations expenses for the year ended December 31, 2012 were $182,526, an increase of $89,554 or 96% from the comparable period in 2011 when production and operation expenses were $92,972. The increase in production and operations expenses was primarily attributable to the retention of additional personnel in 2012 to support the production and fulfilment of orders for our Dot and Lucy products, as shipments of our Dot product commenced in the fourth quarter of 2011.

Selling and Marketing

Selling and marketing expense is comprised of wages, commissions, freight and general marketing, promotion, advertising expense and public relations costs. Our sales and marketing expenses for the year ended December 31, 2012 were $726,321, an increase of $297,197 or 69% over the same period in 2011. The increase in was a result of increased promotional efforts for both our Dot and Lucy products.

Research and Development

Research and development expense is comprised of wages and outside vendor costs for developing new technology (including software, unless considered for capitalization) associated with developing new versions of our products and associated operating software.

For the year ended December 31, 2012, research and development expense declined $294,940 or 43% to $393,087 from $688,027 during the same period in 2011. This decline reflects decreased research and development activity in 2012 after the initial development of our products was completed in 2011.

General and Administrative

General and administrative expenses are comprised of administrative staff, travel and entertainment, insurance and rent, and legal and accounting fees. For the year ended December 31, 2012, general and administrative expense increased $101,777 or 12% to $930,213 from $828,436 during the same period in 2011. The primary component of the increase was larger rent expense associated with our leasing a larger office in 2012, under an office lease that terminated in January 2013.

Stock Based Compensation

Stock based compensation expense was approximately $195,700 in the year ended December 31, 2012, compared to none in 2011. The expense was associated with valuing previously granted employee stock options using the Black-Scholes model. Approximately 2.8 million options have been granted as of December 31, 2012 and remain outstanding, with 1.4 million options having vested as of the end of December 31, 2012.

Depreciation and Amortization

Depreciation and amortization expense includes depreciation of production and office equipment as well as amortization of any capitalized software.

For the year ended December 31, 2012, depreciation and amortization expense increased sharply to $441,644 or 159% from $170,211 during the same period in 2011 reflecting the Company’s decision to write down production, plant and equipment associated with production of brackets at the end of 2012.

Interest Expense

For the twelve months ended December 31, 2012 was $34,296, an increase of $19,025 or 125% over the same period in 2011.The increase was primarily due to the Company raising funds through the issuance of convertible debt during 2012.

Liquidity and Capital Resources

As of September 30, 2013, the combined balance sheet reflected a cash balance of $12,000, negative working capital of approximately $2.4 million, and an accumulated deficit of approximately $4.9 million.

At September 30, 2013, we had outstanding loans in the amount of $1.483 million. Some of our loans are secured by security interests in all of our assets.

The following sets forth our cash flows for the periods indicated:

For the nine months ended September 30, 2013 and September 30, 2012

	Nine Months Ended September 30,
	2013	2012
Cash flows from operating activities
Net loss	$(1,033,200)	$(1,550,423)
Adjustments to reconcile net loss to net cash
used in operating activities
Depreciation and amortization	9,494	211,540
Allowance for Sales Returns	5,291	(3,283)
Stock based compensation	100,487	136,998
Amortization of debt discount	7,495	-
Changes in assets and liabilities
Accounts receivable	50,828	244,929
Inventories	48,858	168,034
Prepaid expenses and other current assets	(99,740)	(61,547)
Accounts payable trade	(37,345)	(269,279)
Accrued expenses	194,189	187,082
Other assets	(510)	(987)
Net cash used in operating activities	(754,153)	(936,927)

Cash flows from investing activities
Acquisition of property and equipment	(5,095)	(68,000)
Acquisition of software asset/capitalized software	(165,900)	(1,095)
Net cash used in investing activities	(170,995)	(69,095)

Cash flows from financing activities
Proceeds from issuance of Series A Preferred Stock	-	795,851
Proceeds from short term debt - related parties	(24,000)	24,000
Proceeds from issuing of Senior Secured Convertible Notes	200,000	124,500
Proceeds from issuing Secured Notes incl. debt discount	750,000	-
Net cash provided by financing activities	926,000	944,351

Net change in cash and equivalents	852	(61,670)
Cash and equivalents, beginning of year	10,865	85,246
Cash and equivalents, end of September	$11,717	$23,576

Net cash provided by (used in) operating activities.

Net cash used by operating activities was $754,000 for the nine months ended September 30, 2013, compared to net cash used in operations of $936,927 for the same period in 2012. The $153,000 decrease was primarily due to reduced operating losses, which were only partly offset by changes in depreciation expense and changes in balance sheet accounts such as smaller reductions in accounts receivable and inventory.

Net cash provided by (used in) investing activities.

Net cash provided by financing activities amounted to $171,000 for the nine months ended September 30, 2013, compared to net cash provided by financing activities of $69,000 for the nine months ended September 30, 2012. The decrease of cash provided was primarily a result of investments in software assets in order to develop new products.

Net cash provided by (used in) financing activities.

Net cash provided by financing activities was $926,000 for the nine months ended September 30, 2013 compared to net cash provided by financing activities of $944,000 for the nine months ended September 30, 2012. The increase in cash provided was a result of the Company’s increased issuance of secured debt during the 2013 period.

For the years ended December 31, 2012 and December 31, 2011:

	Years Ended December 31,
	2012	2011 *
Cash Flows from Operating Activities
Net Loss	$(2,306,915)	$(1,593,539)
Adjustments to reconcile net loss to net cash
used in operating activities
Depreciation & amortization	441,644	170,211
Allowance for sales returns	(29,574)	51,259
Stock based compensation	195,711	-
Changes in assets & liabilities
Accounts Receivable	379,701	(467,533)
Inventories	128,292	(223,434)
Prepaid expense & other current assets	(124,923)	9,916
Accounts payable - trade	(334,931)	726,089
Accrued expenses	389,047	360,288
Other assets	5,828	(11,913)
Net cash used in operating activities	(1,256,120)	(978,656)

Cash Flows from Investing Activities
Acquisition of property and equipment	(74,461)	(559,840)
Acquisition of software asset	-	(2,286)
Net cash used in investing activities	(74,461)	(562,126)

Cash Flows from Financing Activities
Proceeds from the issuance of common/preferred	-	698
Proceeds from the issuance of Series A cumulative preferred stock	860,000	1,330,000
Proceeds from short term debt - related parties	22,000	175,000
Proceeds from the issuance of Senior Secured Convertible Notes	374,200	-
Distributions	-	(29,047)
Net cash provided by financing activities	1,256,200	1,476,651

Net change in cash and equivalents	(74,381)	(64,131)
Cash and equivalents, beginning of year	85,246	149,377
Cash and equivalents, end of year/period	$10,865	$85,246

Supplemental cash flow disclosures
Interest Paid	$1,000	-

* Kogeto, Inc. commenced operations on June 10, 2011

Net cash provided by (used in) operating activities.

Net cash used in operating activities for the year ended December 31, 2012 was approximately $1,256,000 an increase of $277,000 over net cash used by operating activities in the same period of 2011 which was and $979,000. The increase in net cash used in operating activities in 2012 was primarily attributable to larger net loss from operations which was partially offset by increased depreciation and amortization in 2012.

Net cash provided by (used in) investing activities.

Net cash used in investing activities for the year ended December 31, 2012 and 2011 totalled $74,000 and $562,000 respectively an increase of $488,000 during 2012. The decrease of cash used was primarily a result of decrease spending for acquisitions of property, plant and equipment and software during 2012 as opposed to 2011 when the Company was designing its product line and purchasing production equipment and molds.

Net cash provided by (used in) financing activities.

Net cash provided by financing activities (sales of stock and issuance of short term notes and convertible debt) for the year ended December 31, 2012 and the year ended December 31, 2011 was $1,256,200 and $1,476,651, respectively.

Future Liquidity Needs:

On December 31, 2013, in connection with the Acquisition Transaction, the Company also closed on a private placement of securities in the gross amount of $2 million. The Company plans to use these funds for further technology and product development, research and development, sales and marketing and working capital, as well as payment of existing debt to contractors and partners.

We believe that our current cash and cash flow from operations will be sufficient to meet our anticipated cash needs, including our cash needs for working capital, for the next 12 months. We may, however, require additional cash resources due to changing business conditions or other future developments, including any investments or acquisitions we may decide to pursue.

Our ability to maintain sufficient liquidity depends partially on our ability to achieve anticipated levels of revenue, while continuing to control costs. If we do not have sufficient available cash, we would have to seek additional debt or equity financing through other external sources, which may not be available on acceptable terms, or at all. Failure to maintain financing arrangements on acceptable terms would have a material adverse effect on our business, results of operations and financial condition.

While our plans for the near future include revising the Dot optic to improve image quality and completing development of our Dot product for leading Android phone models, the most important initiative the company is currently undertaking is developing a fully self-contained panoramic camera named “Joey.” While our Lucy product must be connected to a laptop computer to work, our Joey product includes embedded software and processing capability, removing the need for a laptop or phone and thereby significantly lowering the overall cost for panoramic video. At the same time, Joey will take advantage of sensor technology which was not available when Lucy was developed, resulting in a product with significantly improved image quality (providing approximately 16x the resolution of the first version of Dot) at a much more compelling price point than was previously possible.

Two models of Joey are planned: one for the entry-level market, such as those customers who currently utilize Dot and sports cameras like GoPro, and the other for the higher-end markets, directed at customers who use the larger but higher-quality Lucy. The Company believes that both models will support sales in the Company’s existing markets, particularly the military and security markets, and several new markets in which Dot or Lucy does not currently compete.

The Company also believes that adoption of our professional-level capture solutions will drive usage of our web platform in increasingly sophisticated ways, and continue to move the company towards a service-model financial model which generates additional revenue from our web platform’s “professional grade” services.

To the extent that the Company raise additional funds by issuing equity or debt securities, our shareholders may experience additional significant dilution and such financing may involve restrictive covenants. To the extent that the Company raise additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to our technologies or our product candidates, or grant licenses on terms that may not be favourable to the Company. Such actions may have a material adverse effect on our business. Additionally, recent global market and economic conditions have been unprecedented and challenging with tighter credit conditions and recession in most major economies. As a result of these market conditions, the cost and availability of credit has been and may continue to be adversely affected by illiquid credit markets and wider credit spreads. Concern about the stability of the markets generally and the strength of counterparties specifically has led many lenders and institutional investors to reduce, and in some cases, cease to provide credit to businesses and consumers. These factors have led to a decrease in spending by businesses and consumers alike, and a corresponding decrease in global infrastructure spending. Continued turbulence in the U.S. and international markets and economies and prolonged declines in business and consumer spending may adversely affect our liquidity and financial condition, including our ability to access the capital markets to meet liquidity needs.

Off-Balance Sheet Arrangements

We have no material off-balance sheet transactions.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 300,000,000 shares of common stock, $0.001 par value per share. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders.

Holders of our common stock:

i	have equal ratable rights to dividends from funds legally available therefore, if declared by our Board of Directors;

ii	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up;

iii	do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions; and

iv	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders.

The holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than fifty percent (50%) of outstanding shares voting for the election of directors can elect all of our directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Preferred Stock

We may issue up to 10,000,000 shares of our preferred stock, par value $0.0001 per share, from time to time in one or more series. As of the date hereof, we have issued no shares of our preferred stock.

Warrants

Prior to the Merger and Private Placement, there were no warrants to purchase shares of our stock issued or outstanding.

Options

Upon closing of the Merger and Private Placement, we had no options issued or outstanding.

MARKET PRICE OF THE COMPANY’S COMMON STOCK

During the 2012 and 2011 calendar years and through July 31, 2013, our Common Stock was quoted for trading on the OTC Market under the symbol “NEAU.”

The following table shows, for each quarter of the 2012 and 2011 calendar years and the first three quarters of 2013, the range of reported high and low bid quotations of our Common Stock as reported by the OTC Market. The quotations from the OTC Market reflect inter-dealer prices without retail mark-up, mark-down, or commissions and may not represent actual transactions.

	High	Low
2013:
Third quarter ended September 30, 2013	$0.99	$0.32
Second quarter ended June 30, 2013	0.99	0.20
First quarter ended March 31, 2013	0.20	0.20

2012:
Fourth quarter, ended December 31, 2012	$0.21	$0.20
Third quarter, ended September 30, 2012	0.21	0.21
Second quarter ended June 30, 2012	0.21	0.21
First quarter ended March 31, 2012	1.01	0.21

2011:
Fourth quarter, ended December 31, 2011	$0.24	$0.21
Third quarter, ended September 30, 2011	1.01	0.21
Second quarter ended June 30, 2011	1.01	0.16
First quarter ended March 31, 2011	1.01	0.13

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

Upon closing of the Merger, the board of directors and executive management of our company was as follows:

Directors and Executive Officers

Name	Age	Position
Jeff Glasse	40	Chairman, Chief Executive Officer and Director
Steven Adler	52	Chief Financial Officer
H. David Sherman	63	Director

Jeff Glasse, Founder, Chief Executive Offices and Director

Named one of New York Observer's Top 12 to Watch in 2012, Jeff Glasse has been innovating in the fields of digital media and video production for over twenty years. Prior to founding Kogeto, Jeff spent a decade in senior management at Teachscape, where he ran interactive and video production, supervised the development of many of the company's most advanced web technologies, and created the panoramic video capture solution used for the Measures of Effective Teaching Project. Jeff has produced video and interactive programs for such diverse entities as the United Nations, the National Civil Rights Museum, ESPN, and The Carter Center. He was the founder of DIGIT New Media, an award-winning documentary and interactive production company, and was a chief architect of Cubist Post and Effects, one of the most successful post-production facilities in Philadelphia. Jeff is a graduate of Princeton University.

Steven M. Adler, CFO

Steven has experience working in early and growth stage companies, both private and venture backed, such as Portaga, RevMax International, Reem Acra, Knock Knock and Pinnacle Taxx Advisor. He has raised $500K-$10 million in equity, venture debt and credit facilities in addition to selling divisions or companies with revenues of up to $30 million. In 2008, he was named CFO of the Year by Edison Venture Fund. A member of the New York City ARC Angel Fund, Steven founded a high technology software provider after working for five years at Arthur Andersen & Co. He holds a B.S. in Accounting from the Wharton Business School and a B.A. in Economics from the University of Pennsylvania.

H. David Sherman, Director

Mr. Sherman is a U.S. Certified Public Accountant. Since January 2010, he was also a director and chair of the audit committee of China HGS Real Estate Inc., a company that engages in real estate development, primarily in the construction and sale of residential apartments, car parks and commercial properties in mainland China and since February 1, 2011 Mr. Sherman has been a director and chairman of the audit committee and a member of the compensation and nominating committees of Kingold Jewelry, a NASDAQ listed company which manufacturers and sells 24 karat gold jewelry in China.

Since 1985, Mr. Sherman has been a Professor of Accounting at Northeastern University, College of Business Administration. From 2007 through 2008, Mr. Sherman was a director and chair of audit committee of China Growth Alliance, Ltd., a business acquisition company formed to acquire an operating business in China. From 1980 through 1985, Mr. Sherman was on the faculty of the MIT Sloan School of Management, and was Adjunct Professor of INSEAD (France) from 1999 – 2002 and Adjunct Professor of Tufts Medical School, Department of Public Health from 1997 – 2006. He also served as an Academic Fellow at the Securities and Exchange Commission from 2004 through 2005. Mr. Sherman received his Doctorate and MBA from Harvard Business School, and a Bachelor of Arts degree in Economics from Brandeis University.

Family Relationships

None.

Involvement in Certain Legal Proceedings

There have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of our company during the past five years.

There have been no material proceedings to which any director, officer or affiliate of our company, any owner of record or beneficially of more than five percent of any class of voting securities of our company, or any associate of any such director, officer, affiliate of our company, or security holder is a party adverse to our company or any of its subsidiaries, or to which any of such persons has a material interest adverse to our company or any of its subsidiaries.

The Board of Directors and Committees

Our Board of Directors does not maintain a separate audit, nominating or compensation committee. Functions customarily performed by such committees are performed by our Board of Directors as a whole. Our company is not required to maintain such committees under the rules applicable to companies that do not have securities listed or quoted on a national securities exchange or national quotation system. We intend to create board committees, including an independent audit committee, in the near future. If we are successful in listing our common stock on the American Stock Exchange or Nasdaq, we would be required to have, prior to listing, an independent audit committee formed, in compliance with the requirements for such listing and in compliance with Rule 10A-3 of the Securities Exchange Act of 1934.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The officers and directors of our company prior to the Merger are no longer employed by or affiliated with our company. William Solko, our President, Secretary, Treasurer and Director, was our only executive officer. Mr. Solko received no compensation in 2013, 2012 and 2011.

We believe that the salaries to be paid to our executive officers are indicative of the objectives of our compensation program and reflect the fair value of the services provided to our company.

Our Board of Directors does not currently have a compensation committee. We anticipate that our Board of Directors will establish a compensation committee in the near future that will comprise non-employee members of our Board of Directors. Our current expectation is that the compensation committee of our Board of Directors will perform, at least annually, a strategic review of the compensation program for our executive officers to determine whether it provides adequate incentives and motivation to our executive officers and whether it adequately compensates our executive officers relative to comparable officers in other companies with which we compete for executives. Those companies may or may not be public companies or companies located in the PRC or even, in all cases, companies in a similar business.

Summary Compensation Tables

The following table sets forth information concerning the compensation for the fiscal years ended December 31, 2012 and 2011 of the principal executive officer, principal financial officer, in addition to our three most highly compensated officers whose annual compensation exceeded $100,000, and up to two additional individuals for whom disclosure would have been required but for the fact that the individual was not serving as an executive officer of the registrant at the end of the last fiscal year.

Name and Position	Year	Salary	Bonus	All other compensation (2)	Total

Jeff Glass	2012	$45,016	$-	$95,631
Chief Executive Officer	2011	$33,333	-	-	$33,333

Steven Adler	2012	$15,750	$-	$85,597
Chief Financial Officer	2011	$52,500	-	-	$52,500

William Solko (1)	2012	$-	$-	$-	$-
Former sole officer and former sole director	2011	$-	$-	$-	$-

(1) William Solko resigned from all positions with our company upon the close of the Merger on January 6, 2014 effective upon the completion of the company’s Form 10-Q filings for the first three quarters of 2013.

(2) Represents the value of Kogeto, Inc. options granted utilizing the Black-Scholes Valuation method.

Grants of Plan-Based Awards in 2012 and 2011

There were 1,303,799 option grants in 2012 or 2011

Outstanding Equity Awards at 2012 Fiscal Year End

There were 1,303,799 option exercises or options outstanding in 2012.

Option Exercises and Stock Vested in 2012

There were 1,095,466 option exercises or stock vested in 2012.

Grants of Plan-Based Awards in 2012 and 2011

There were no option grants in 2012 or 2011

Pension Benefits

There were no pension benefit plans in effect in 2012.

Nonqualified defined contribution and other nonqualified deferred compensation plans

There were no nonqualified defined contribution or other nonqualified deferred compensation plans in effect in 2012.

Employment Agreements

At the closing of the Transaction, we intend on entering into three-year employment agreements with Mr. Glasse at an annual salary of $175,000.

Except as noted above, the above persons do not hold any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act.

Director Compensation

We do not currently have an established policy to provide compensation to members of our Board of Directors for their services in that capacity. We intend to develop such a policy in the near future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Kogeto

Upon closing of the Merger, Kogeto became a wholly-owned subsidiary of Northeast Automotive, which companies, as of the Closing, have interlocking executive and director positions.

Merger

On January 10, 2014, we completed the Merger with Kogeto and the former shareholders of Kogeto. At the closing, Kogeto became our wholly-owned subsidiary and 100% of the issued and outstanding securities of Kogeto were exchanged for am aggregate of 24,357,088 newly issued shares of our common stock. As of the close of the Merger and the Private Placement, the formed stockholders of Kogeto owned approximately 68% of the issued and outstanding stock of the Company.

Our Board of Directors resigned in full and appointed Jeff Glasse and H. David Sherman to the board of directors of our company, with Jeff Glasse serving as chairman. Our board of directors also appointed Jeff Glasse as chief executive officer and Steven Adler as chief financial officer.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

The Nevada Revised Statutes (ÒNRSÓ)

Under Nevada law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)	Is not liable pursuant to NRS 78.138; or

(b)
Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.1.38 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

Under our Articles of Incorporation and Bylaws, we indemnify any individual made a party to a proceeding because he is or was an officer, director, employee or agent of the corporation against liability incurred in the proceeding, all pursuant to and consistent with the provisions of NRS 78.751, as amended from time to time.

The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding shall be paid by the corporation as they are incurred and in advance of the final deposition of the action, suit or proceeding, but only after receipt by the corporation of an undertaking by or on behalf of the officer or director on terms set by the Board of Directors, to repay the expenses advanced if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.

The indemnification permitted herein is intended to be to the fullest extent permissible under the laws of the State of Nevada, and any amendments thereto.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We may enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Nevada law, and that may provide additional procedural protection. As of the Effective Time of the Merger, we have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future. Such indemnification agreements may require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

•	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT FOLLOWING THE MERGER

Beneficial ownership is determined in accordance with the rules of the Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options and warrants held are deemed to be outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

The following table sets forth certain information with respect to beneficial ownership of our common stock immediately after the closing of the Merger and the Private Placement based on 35,992,002 issued and outstanding shares of common stock, by:

•	Each person known to be the beneficial owner of 5% or more of our outstanding common stock;

•	Each executive officer;

•	Each director; and

•	All of the executive officers and directors as a group.

Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable. Unless otherwise indicated, the address of each stockholder listed in the table is c/o Kogeto, Inc., 51 Wooster Street, New York, NY 10013.

Name and Address of Beneficial Owner	Title	BeneficiallyOwned After Merger and Private Placement	Percent of Class

Directors and Executive Officers:

Jeff Glasse	Chief Executive Officer and Director	7,610,274	21.1%
Steven Adler(1)	Chief Financial Officer	952,705	2.6%
H. David Sherman	Director	-	-

All Officers and Directors as a Group (total of 3 persons)		8,562,979	23.7%

(1) Mr. Adler is the beneficial owner of shares of 952,705 shares held by Financial Summit Ventures, LLC.

 Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At the consummation of the Merger, our sole director immediately prior to the Merger appointed Jeff Glasse and H. David Sherman to our company’s Board of Directors, with Jeff Glasse serving as Chairman. Our sole director and officer prior to the Merger, William Solko then resigned as the sole officer and the sole director of the company effective upon the completion of the company’s Form 10-Q filings for the first three quarters of 2013. In addition, concurrent with the closing of the Merger, our company’s board appointed Jeff Glasse as Chief Executive Officer and Steven Adler as Chief Financial Officer.

For complete information regarding our new officers and directors, refer to “Executive Officers, Directors and Key Employees”, above.

Item 9.01 Financial Statements and Exhibits.

Exhibit	Description

99.1	Financial Statements

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on it behalf of the undersigned hereunto duly authorized.

NORTHEAST AUTOMOTIVE HOLDINGS, INC.

Dated: January 10, 2014	By:	/s/ Jeff Glasse
	Name:	Jeff Glasse
	Title:	Chief Executive Officer